EXHIBIT 23.1

                          Consent of Ernst & Young LLP,
                              Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No._________) pertaining to the Divot Golf Corporation 1994 Stock Option and Restricted Stock Purchase Plan and 1998 Stock Option Plan of our report dated January 12, 1998, with respect to the consolidated financial statements and schedules of Divot Golf Corporation included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, and of our report dated May 1, 1998, with respect to the financial statements of Miller Golf, Inc. included in its Current Report on Form 8-K filed April 23,1998 (as amended on Form 8-K/A filed on June 19, 1998), both filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP
                                ERNST & YOUNG LLP

Raleigh, North Carolina
August 27, 1998
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